UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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NMT Medical, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

June 22, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of NMT Medical, Inc. to be held at 2:00 p.m., local time, on Tuesday, July 27, 2010 at our offices located at 27 Wormwood Street, Boston, Massachusetts 02210.

On the pages after this letter you will find the notice of the Annual Meeting, which lists the matters to be considered at the Annual Meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2009.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose, or to vote by telephone, pursuant to the instructions in this proxy statement. This will ensure your proper representation at the Annual Meeting.

Thank you for your ongoing support and continued interest in NMT Medical, Inc.

Sincerely,

Francis J. Martin President and Chief Executive Officer

NMT MEDICAL, INC.

27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JULY 27, 2010

To the Stockholders of NMT Medical, Inc.:

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of NMT Medical, Inc., a Delaware corporation (the “Company”), will be held at our offices located at 27 Wormwood Street, Boston, Massachusetts 02210, on Tuesday, July 27, 2010 at 2:00 p.m., local time, to consider and act upon the following matters:

1.	To elect seven members of the Board of Directors, each to serve for a term expiring at the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on June 7, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 27 Wormwood Street, Boston, Massachusetts 02210-1625, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Richard E. Davis, Secretary

Boston, Massachusetts

June 22, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE YOUR SHARES BY TELEPHONE AS PROVIDED IN THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD) IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NMT MEDICAL, INC.

PROXY STATEMENT

NMT MEDICAL, INC.

27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JULY 27, 2010

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NMT Medical, Inc. (also referred to in this proxy statement as the “Company,” “NMT Medical,” “we” or “us”) for use at the 2010 Annual Meeting of Stockholders to be held at our offices located at 27 Wormwood Street, Boston, Massachusetts 02210, on Tuesday, July 27, 2010 at 2:00 p.m., local time, and at any adjournment of that meeting (the “Annual Meeting”). All proxies will be voted in accordance with the stockholders’ instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. You may obtain directions to the location of the Annual Meeting by contacting NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625 c/o Secretary; telephone: (617) 737-0930.

At the close of business on June 7, 2010, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,018,319 shares of our common stock, par value $.001 per share, which we refer to as the common stock, constituting all of our outstanding voting stock. Each share of our common stock entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

Our annual report for the fiscal year ended December 31, 2009, or fiscal 2009, is being mailed to stockholders with the mailing of this notice and proxy statement and the enclosed proxy card on or about June 22, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on July 27, 2010:

This proxy statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at www.nmtmedical.com/annualmeeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended and filed with the Securities and Exchange Commission, which we refer to as the Commission, will be furnished without charge to any stockholder upon written request to the Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625.

HOW TO VOTE YOUR SHARES

You may vote your shares at the Annual Meeting in person, by proxy, or by telephone:

•	To vote in person, you must attend the Annual Meeting, and either complete and submit the ballot provided at the Annual Meeting or deliver your completed proxy card in person at such Annual Meeting.

•

To vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the Annual Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Annual Meeting in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares in accordance with the recommendations of our Board. Our Board recommends that you vote FOR Proposals 1 and 2.

•	To vote by telephone, you may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

PROPOSALS

The proposals being presented for stockholder action are set forth on the proxy card accompanying this proxy statement and are discussed in detail on the following pages. Shares you maintain voting power over that are represented by proxy will be voted at the Annual Meeting in accordance with your instructions indicated on the attached proxy card, whether executed by you or through telephonic voting.

The first proposal is to elect seven directors, each to serve for a term expiring at the 2011 Annual Meeting of Stockholders. You may grant or withhold authority to vote your shares to elect all seven nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions as instructed on the proxy card. Your shares will be voted as you indicate on the proxy card, whether executed by you or through telephonic voting. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all seven nominees named in this proxy statement.

The second proposal is to ratify the selection of Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for the fiscal year ending December 31, 2010. You are provided the opportunity on the proxy card to vote for or against this proposal or to abstain from voting with respect to this proposal. Your shares will be voted as you indicate on the proxy card, whether executed by you or through telephonic voting. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the third proposal

VOTES REQUIRED

The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock present at the Annual Meeting or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of our common stock voting on the matter is required for the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock voting on the matter is required to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be voted in favor of such matter and will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect with respect to the voting on any of these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth certain information as of April 30, 2010 with respect to the beneficial ownership of our common stock by: (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, who are referred to in this proxy statement as the Named Executives; and (iv) all of our directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Common Stock(3)
Holders of more than 5% of our common stock
Glenhill Advisors, LLC and affiliates(4)	2,609,358	16.3%
598 Madison Avenue, 12th Floor
New York, NY 10022

Freshford Capital Management, LLC(5)	1,546,527	9.7%
10 Bank Street, Suite 675
White Plains, New York 10606

Named Executives and Directors (which includes all nominees)
John E. Ahern(6)	701,025	4.3%

Richard E. Davis(7)	381,385	2.4%

Francis J. Martin(8)	163,114	1.0%
6 Sawyer Road
Wellesley Hills, MA 02481

Cheryl L. Clarkson(9)	116,001	*
342 Beacon Street
Boston, MA 02481

Daniel F. Hanley, M.D.(10)	115,133	*
c/o The Johns Hopkins Medical Institutions
Director, Department of Neurology
Division of Brain Injury Outcomes
600 N. Wolfe Street
Jefferson 1-109
Baltimore MD 21287-7840

James J. Mahoney, Jr.(11)	129,333	*
86 Winding River Road
Needham, MA 02492

David L. West, Ph.D., M.P.H.(12)	24,333	*
c/o Quintiles Consulting
1801 Rockville Pike
Suite 300
Rockville, MD 20852-1633

Paul H. Kramer, M.D.(13)	121,272	*

All current directors and executive officers of the Company as a group (8 persons)(14)	1,751,596	10.3%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each beneficial owner and Named Executive is c/o NMT Medical, Inc., 27 Wormwood Street, Boston, MA 02210-1625.
(2)	The number of shares of our common stock beneficially owned by each holder named above is determined under the rules of the Securities and Exchange Commission, or the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the holder has sole or shared voting power or investment power and any shares which the holder has the right to acquire within 60 days after April 30, 2010 through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power, or shares such power with an affiliate, with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	The number of shares deemed outstanding for the purpose of calculating these percentages consists of the 16,018,319 shares of our common stock outstanding on April 30, 2010 plus any shares of our common stock issuable to the holder in question within 60 days after April 30, 2010 upon exercise of stock options or any other rights.
(4)	This information is derived from a Schedule 13D/A filed with the Commission on February 22, 2010 by Glenhill Advisors, LLC (“Glenhill Advisors”), Glenn J. Krevlin and Glenhill Capital Management, LLC (“Glenhill Capital”). Glenn J. Krevlin is the managing member and control person of Glenhill Advisors. Glenhill Advisors is the managing member of Glenhill Capital. Glenhill Capital is the general partner and investment advisor of Glenhill Capital LP, a security holder of the Company and sole shareholder of Glenhill Capital Overseas GP, Ltd. (“Glenhill Ltd.”). Glenhill Ltd. is the general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the Company.
(5)	This information is derived from a Schedule 13G filed with the Commission on February 19, 2010 by Freshford Capital Management.
(6)	Mr. Ahern served as President and Chief Executive Officer until his retirement on February 9, 2009, on which date he also resigned as a member of our Board. On March 3, 2010, Mr. Ahern accepted an offer to rejoin our Board. Includes 445,812 shares of our common stock issuable to Mr. Ahern within 60 days of April 30, 2009 upon exercise of stock options.
(7)	Includes 164,874 shares of our common stock issuable to Mr. Davis within 60 days after April 30, 2010 upon exercise of stock options.
(8)	Includes 500 shares of our common stock held by Mr. Martin’s wife. Also includes 106,150 shares of our common stock issuable to Mr. Martin within 60 days after April 30, 2010 upon exercise of stock options. The number of shares does not include 60,000 shares of our common stock issuable upon the exercise of stock options that vest when the average selling price of our common stock is greater than or equal to $4.50 for 30 consecutive trading days, and does not include 60,000 shares of our common stock issuable upon the exercise of stock options that vest when the average selling price of our common stock is greater than or equal to $9.00 for 30 consecutive trading days.
(9)	Includes 91,000 shares of our common stock issuable to Ms. Clarkson within 60 days after April 30, 2010 upon exercise of stock options. On May 19, 2010, we announced that Cheryl Clarkson will not stand for re-election as a director of the Company at the annual meeting scheduled for July 27, 2010.
(10)	Includes 65,000 shares of our common stock issuable to Dr. Hanley within 60 days after April 30, 2010 upon exercise of stock options.
(11)	Includes 38,777 shares of our common stock issuable to Mr. Mahoney, within 60 days after April 30, 2010 upon exercise of stock options.
(12)	Includes 24,333 shares of our common stock issuable to Dr. West within 60 days after April 30, 2010 upon exercise of stock options.
(13)	Includes 556 shares of our common stock issuable to Dr. Kramer with in 60 days after April 30, 2010 upon exercise of stock options. On May 19, 2010 we announced that Paul Kramer, M.D. was appointed as a director of the Company. The 120,716 shares owned directly was reported as of May 18, 2010 to the Commission on a Form 3.
(14)	Includes an aggregate of 936,502 shares of our common stock issuable to all current directors and executive officers as a group within 60 days after April 30, 2010 upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and holders of more than 10% of the outstanding shares of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Based solely upon a review of reports submitted, and representations made, to us, we believe that during 2009 our executive officers, directors and holders of more than 10% of the outstanding shares of our common stock timely complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the seven nominees listed below, each to serve for a term expiring at the 2011 Annual Meeting of Stockholders, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, whether the proxy card is executed by you or through telephonic voting. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board.

THE BOARD BELIEVES THAT APPROVAL OF THE ELECTION OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Set forth below for each director and nominee is the name and age, position(s) with us, principal occupation and business experience during the past five years, and, where applicable, the year of his or her first election as a director of the Company:

Nominees

Francis J. Martin, age 73, was elected a director of the Company in February 2001 and since February 2009 has been serving as our President and Chief Executive Officer. From March 2007 through October 2008, Mr. Martin served as the Chief Executive Officer of Corindus Inc., a company that designs, manufactures and commercializes remote control systems for interventional cardiology. From October 2005 until March 2007, Mr. Martin was Executive Chairman of Cappella Inc., a medical device company that develops coronary stents. From September 2004 to October 2005, Mr. Martin was an independent consultant and advisor to global venture capital firms, corporations and entrepreneurs in the medical technology industry. From October 2000 to March 2005, Mr. Martin was the Chairman and Chief Executive Officer of Florence Medical LTD, which developed and marketed vascular blood flow software and hardware systems used to assist the interventional cardiologist in the diagnosis and treatment of vascular disease. From June 1993 to June 2000, he was founder, Chairman and Chief Executive Officer of CorMedica Corporation, a private, independent developer and manufacturer of catheter-based navigation systems for use in percutaneous cardiovascular applications. Mr. Martin has an extensive background in the medical device industry, having co-founded and managed Advanced Biomedical Instruments from 1979 to 1986 and PLC Systems from 1987 to 1993. Prior to that, Mr. Martin was with Becton Dickinson & Co. and Abbott Laboratories, where he held senior management positions, domestically and internationally, in marketing, sales and venture development. Mr. Martin is a board member of several privately-held companies and a member of the American Heart Association and the European Society of Cardiology. Mr. Martin brings significant interventional cardiology and medical device company experience to our Board.

Richard E. Davis, age 52, was appointed a director of the Company in February 2009 by our Board. Mr. Davis has served as our Chief Financial Officer and Corporate Secretary since February 2001. Effective February 9, 2009, Mr. Davis, was appointed Chief Operating Officer of the Company. From August 2000 to February 2001, Mr. Davis served as our Interim Chief Financial Officer through his employment with the consulting firm of Argus Management Corporation. From July 1998 to July 2000, Mr. Davis was Vice President and Chief Financial Officer of Q-Peak, Inc., a marketer and manufacturer of solid-state laser systems. Prior to July 1998, Mr. Davis was employed for ten years by TJX Companies, Inc., a worldwide off-price retailer of apparel and home fashions, in various senior financial management positions where he was responsible for business and strategic planning, cash flow and expense management and accounting and operational controls. Mr. Davis’s qualifications to sit on our Board include his extensive operational and financial management experience.

John E. Ahern, age 65, was re-appointed to the Board in March 2010 by our Board. Mr. Ahern served as our President and Chief Executive Officer from September 2000 until his retirement in February 2009. He also served as the Chairman of our Board from September 2000 to January 2008. Prior to joining the Company, Mr. Ahern was Vice President, Emerging Technology Investment Group at C.R. Bard, Inc., or Bard, a leading medical technology company, where he was responsible for identifying, investing in and managing early-stage medical technologies and companies. In his 13 years with Bard, Mr. Ahern also held the senior marketing and strategic planning positions in three of Bard’s cardiovascular divisions. Mr. Ahern’s more than 35 years experience in medical devices, pharmaceuticals and biotechnology also includes Vice President of Worldwide Sales and Marketing at Intra-Sonix, Inc., an early stage development company focused on minimally invasive surgery, Area Manager for the Middle East and North Africa at Abbott Laboratories, a leading health care company, and various sales and marketing positions at Becton Dickinson & Co., a major medical technology company. Mr. Ahern is inventor on five U.S. patents in the field of tissue engineering and cardiac regeneration. He has served for nine years as a member of the American Heart Association. He is also a member of the American Heart Association Council on Stroke, and Council on Arteriosclerosis, Thrombosis and Vascular Biology. Mr. Ahern has served as a director or advisor to several medical technology companies. Since his retirement in February 2009, he has led a private medical technology consulting practice. Mr. Ahern’s extensive experience with medical technology companies are among the reasons that make him well suited for service on our Board.

Daniel F. Hanley, M.D., age 60, was elected a director of the Company in May 2003. Since 1996, Dr. Hanley has been a Professor of Neurology, Neurosurgery and Anesthesia/Critical Medicine at Johns Hopkins Medical Institutions. Since 1999, Dr. Hanley has also been a Professor at the School of Nursing, and he is the Jeffrey and Harriett Legum Chair of Acute Care Neurology and Director of Brain Injury Outcomes Program at Johns Hopkins Medical Institutions. Dr. Hanley is a graduate of Williams College and Cornell University Medical College and has board certification in internal medicine, neurology and psychiatry. Dr. Hanley is a leading expert on multiple types of brain injury and brain injury recovery. He has received more than 40 clinical and basic research grants, predominately from the National Institute of Health and the FDA Orphan drugs program. He has published more than 150 articles in peer-reviewed journals, has received the Alexander Humboldt International Research Prize for his accomplishments in brain injury research and has extensive clinical trials experience in that field. His trainees are directors of over 20 brain intensive care units across the United States. Dr. Hanley is the Vice Chairman of the Board of Directors of the National Stroke Association and has developed nationally recognized education and training programs for that organization. He has significant business experience in the areas of clinical trials design, organization and interpretation, drug development, device development and regulatory compliance. Dr. Hanley’s expertise on multiple types of brain injury, including strokes, and recovery are among his qualifications to sit on our Board.

Paul H. Kramer, M.D., FACC, FSCAI, age 59, was appointed a director of the Company in May 2010 by our Board. Dr. Kramer trained in Cardiovascular Medicine at the University of California, San Francisco and became a clinical faculty member in the Cardiac Catheterization Laboratory at New York University School of Medicine in 1983. In 1985, he joined the staff of cardiologists at the MidAmerica Heart Institute in Kansas City, Missouri. Since then, he has spent most of his career in Interventional Cardiology as a practitioner, researcher, and educator. He has been involved in the diagnosis and treatment of “structural heart disease” for over twenty years, including valvular heart disease (aortic stenosis and mitral stenosis and regurgitation), left atrial appendage occlusion, and percutaneous closure of patent foramen ovale and atrial septal defects. As a result of his experience in carotid stent trials and registries, left atrial appendage occlusion, and atrial-level defect closure and his active involvement in the interventional cardiology community, he brings to the Board an important perspective on the role interventional cardiologists are likely to play as percutaneous cardiovascular interventions to prevent stroke become established. Dr. Kramer’s experience as an interventional cardiologist makes him well suited to be a member of our Board.

James J. Mahoney, Jr., age 67, was appointed a director of the Company in October 2007 by our Board, and named Chairman of the Board in January 2008. Mr. Mahoney currently serves as President of the Mahoney Group, a private financial consulting firm, which he founded in 2004. Prior to founding the Mahoney Group, he co-founded the venture capital and equity investment firm HLM Management Company, where he spent 20 years working with portfolio companies in technology, health care services, medical technology and business services. Mr. Mahoney’s prior experience includes serving as general partner for Cowen & Company and as a securities analyst at Keystone Custodian Funds. Mr. Mahoney began his career in finance at Touche Ross & Company. Mr. Mahoney served as the Lead Director of Aspect Medical Systems (NASDAQ: ASPM) from 2004 until its sale to Covidien (NYSE: COV) in November 2009. He served as Chairman of the Board of Directors of PolyMedica Corporation (NASDAQ: PLMD) from 2005 to 2007 until PolyMedica’s acquisition by Medco Health Solutions (NYSE:MHS) in October 2007. Mr. Mahoney also serves as a board member for two privately held companies and as an advisor to five investment firms and endowment funds, and as a trustee of Blessed John XXIII National Seminary. Mr. Mahoney brings to our Board significant financial experience and experience with health care services and medical technology companies.

David L. West, Ph.D., M.P.H., age 63, was appointed a director of the Company in July 2007 by our Board. Dr. West is a Vice President of Quintiles Consulting, where he has been employed since 1994, assisting domestic and international medical device companies in developing and implementing strategic and regulatory plans for medical devices and combination products. From 1989 to 1993, Dr. West was Deputy Director of the Office of Device Evaluation, Center for Devices and Radiological Health of the FDA. Dr. West is a leading expert in medical device laws and regulation, medical device development and evaluation, regulatory strategy and policy formulation, and device/drug/biologic combination products. Dr. West’s qualifications to sit on our Board include his extensive clinical and regulatory experience.

There are no family relationships among any of the Named Executives and our director nominees.

Director Not Standing for Re-election

On May 19, 2010, we announced that Cheryl Clarkson will not stand for re-election as a director of the Company at the annual meeting scheduled for July 27, 2010.

Cheryl L. Clarkson, age 57, was elected a director of the Company in January 2001. Since 1999, Ms. Clarkson has served as the President and Chief Executive Officer of SkinHealth, Inc., a physician-based cosmetic dermatology company that Ms. Clarkson founded and that operates SkinHealth Centers throughout eastern New England. Ms. Clarkson has previously served as the acting Chief Executive Officer and the Chief Operating Officer of Peer Review Analysis, Inc., a publicly-traded health care adjudication and utilization review company, the President of ABIODENT, Inc., Danvers, Massachusetts, a dental device company, and the President of Beaver Steriseal, Inc., an ophthalmic surgical device company. Ms. Clarkson has also been the Vice President of Sales and Marketing for Rudolph Beaver, Inc., and spent ten years with American Hospital Supply Corporation in various management positions. She holds a Masters degree from the Sloan School of Management at M.I.T., where she was selected as a Sloan fellow. Ms. Clarkson serves as an overseer for a large teaching hospital. The breadth and depth of Ms. Clarkson’s experience with public and private companies are among the reasons for her service on the Board.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that the Board has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the “Corporate Governance” section of our website at www.nmtmedical.com. Alternatively, you can request a copy of any of these documents by writing to NMT Medical, Inc., c/o Secretary, 27 Wormwood Street, Boston, Massachusetts 02210-1625.

Board Leadership Structure

Our Board of Directors selects a Chairman of the Board by evaluating the criteria and using a process that the Board considers to be in the best interests of the company and its shareholders, pursuant to our corporate governance guidelines. Our Board does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the Board from the independent directors. When necessary, the chair of the Nominating and Corporate Governance committee leads an annual process for electing a Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our Board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the Board is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	the directors are responsible for attending the Annual Meeting of Stockholders;

•	the Board has full and free access to management and, as necessary and appropriate, independent advisors;

•	new members of the Board participate in an orientation program; and

•	at least annually, the Nominating and Corporate Governance Committee shall oversee an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively.

Board’s Role in Risk Oversight

Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Role of the Board, Board Meetings and Attendance

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee our management and, in doing so, serve the best interests of the Company and our stockholders. The Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It evaluates our performance and that of our senior executives, as well as the overall effectiveness of our Board and its committees. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at Board and committee meetings.

Our corporate governance guidelines provide that directors are responsible for attending Board meetings and meetings of committees on which they serve. The Board met fourteen times during the fiscal year ended December 31, 2009, which is referred to in this proxy statement as fiscal 2009, either in person or by teleconference. During fiscal 2009, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Directors Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. Three directors attended the 2009 Annual Meeting of Stockholders.

Board Committees

The Board has established three standing committees—Audit, Joint Compensation and Options, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the “Corporate Governance” section of our website at www.nmtmedical.com.

The Board has determined that each of the members of the Board’s three standing committees is independent as defined under the rules of the NASDAQ Stock Market that are applicable to us, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, evaluating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Commission rules which is included on page 29 of this proxy statement.

The members of the Audit Committee are James J. Mahoney, Jr. (Chair), Cheryl L. Clarkson and Daniel F. Hanley, M.D. Mr. Francis J. Martin was a member of the Audit Committee during fiscal 2008 and until February 9, 2009, on which date he resigned from such committee and Dr. Hanley was appointed to fill the vacancy on such committee. The Board has determined that Mr. Mahoney is an “audit committee financial expert” as defined by applicable SEC rules. Please see page 6 of this proxy statement for details with respect to Mr. Mahoney’s financial background. The Audit Committee currently acts under a charter that was first adopted and approved in June 2000 and was amended and restated in March 2004 and amended and restated again in March 2007. The Audit Committee met five times during 2009.

Joint Compensation and Options Committee

The responsibilities of the Joint Compensation and Options Committee, which we sometimes refer to as the Compensation Committee, include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other named executive officer;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 12 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 17 of this proxy statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the Joint Compensation and Options Committee are David L. West, Ph.D., M.P.H. (Chair), Dr. Hanley and Mr. Mahoney. Mr. Martin was the Chair of the Joint Compensation and Options Committee during fiscal 2008 and until February 9, 2009, on which date he resigned from such committee and Mr. Mahoney was appointed to fill the vacancy on such committee and Dr. West was appointed to the Chair of such committee. The Joint Compensation and Options Committee currently acts under a charter adopted and approved in March 2004 and that was amended and restated in March 2007. The Joint Compensation and Options Committee met three times during 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are Ms. Clarkson (Chair), Dr. Hanley and Dr. West. The Nominating and Corporate Governance Committee currently acts under a charter adopted and approved in March 2004 and that was amended and restated in March 2007. The Nominating and Corporate Governance Committee met three times during 2009.

Executive and Director Compensation Process

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and approved by the Board at the end of each calendar year for the following year. These corporate goals target the achievement of specific research, clinical, regulatory, financial and operational milestones. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the Chief Executive Officer. Individual goals are proposed by each executive and approved by the Chief Executive Officer. The Chief Executive Officer’s goals are recommended by the Compensation Committee and approved by the Board. Annual salary increases, annual bonuses, and annual stock option awards granted to our Chief Executive Officer are be tied to the achievement of these corporate, department and individual performance goals.

The Compensation Committee has delegated to Francis J. Martin, our President and Chief Executive Officer, and Richard E. Davis, our Chief Operating Officer, the authority to make stock option grants under our 2007 Stock Incentive Plan, as amended, to our employees or any of our present or future subsidiaries, provided, however, that:

•	such options shall be on the terms set forth in our standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose);

•	any such options shall, to the maximum extent permitted by applicable federal tax laws be granted as incentive stock options;

•	the exercise price of such options shall be equal to the closing price of our common stock on the date of grant; and

•	neither Mr. Martin nor Mr. Davis is authorized:

•	to grant options to himself or to any other executive officer of the Company or to any person that the Board or the Compensation Committee may from time to time designate in writing;

•	to grant to any newly-hired employee of the Company options with respect to more than 25,000 shares of our common stock; or

•	to grant to any person, in any one calendar year, options with respect to more than 25,000 shares of our common stock;

and provided further that Mr. Martin and Mr. Davis shall maintain a list of the options granted pursuant to this delegated authority and shall report to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide a copy of our Code of Business Conduct and Ethics, at no charge, to you if you submit a written request to us at the following address: NMT Medical, Inc., c/o Secretary, 27 Wormwood Street, Boston, Massachusetts 02210-1625. You can also access our Code of Business Conduct and Ethics in the “Corporate Governance” section of our website at www.nmtmedical.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

Board Determination of Independence

Our common stock is listed on The NASDAQ Capital Market. Under applicable NASDAQ rules, a majority of the Board must be comprised of independent directors, and a director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that neither Mr. Mahoney, Dr. West, Dr. Hanley, Ms. Clarkson nor Dr. Kramer has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In connection with our acquisition of the CardioSEAL® Septal Occluder technology in 1996 from InnerVentions, Inc., we agreed to use our best efforts to nominate a designee of Fletcher Spaght, Inc. as a director of the Company, and certain of our stockholders agreed to vote their shares of our common stock in favor of such designee.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting assuming the nominee consents to such inclusion.

Communicating with the Independent Directors

The Board will give appropriate attention to written or oral communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic relevant to us to the Board should address such communications to Board of Directors, c/o Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625 or by telephone by calling (617) 737-0930. Absent unusual circumstances, the Secretary of the Company will promptly forward to each member of the Board any and all written or oral communications that are submitted by stockholders that he may receive.

Joint Compensation and Options Committee Interlocks and Insider Participation

Since February 2009, the members of the Joint Compensation and Options Committee have been Dr. West (Chair), Dr. Hanley and Mr. Mahoney, none of whom was a current or former officer or employee during 2009 and none of whom had any related person transaction involving us. In February 2009, when Mr. Martin was appointed as President and Chief Executive Officer, he was replaced on the Joint Compensation and Options Committee by Mr. Mahoney, and Dr. West became Chair of the committee. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served on our Joint Compensation and Options Committee. In addition, none of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served on our Board.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Certain Relationships and Related Transactions

In connection with sales of our CardioSEAL®, STARFlex® and BioSTAR® implant devices and pursuant to the terms of a license agreement with Children’s Medical Center Corporation, which we refer to as CMCC, we paid an aggregate of approximately $1,039,000 in royalties to CMCC during 2009. James E. Lock, M.D., a member of our Board from August 2000 until June 2009, and an affiliate of CMCC, received approximately $250,000 of these royalty payments. In 2008, we paid an aggregate of approximately $1,781,000 in royalties to CMCC. Dr. Lock received approximately $400,000 of these royalty payments.

These transactions were not reviewed under the policy described above under the heading “Policies and Procedures for Related Person Transactions” because such policy was adopted by the Board in March 2007. However, all of the material terms of the existing arrangement between CMCC and Dr. Lock were disclosed to the full Board in advance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation of New President and Chief Executive Officer

February 9, 2009 we entered in to an oral agreement between us and Mr. Martin to serve as our President and Chief Executive Officer. Shortly thereafter we began a search for a permanent Chief Executive Officer and retained an executive recruiting firm. However, on April 14, 2009, we appointed Mr. Martin as our permanent

President and Chief Executive Officer, to serve as such pursuant to the terms of an oral agreement with him. Then on May 20, 2009 we entered into an employment agreement with Mr. Martin. Under the terms of the employment agreement, Mr. Martin has or will receive:

•	compensation, including an annual salary of $260,000;

•

an option grant to purchase 60,000 shares of our common stock on May 20, 2009 at an exercise price of $2.00 per share. These options vest in 48 equal monthly installments on each monthly anniversary of the date of grant. Performance options to purchase 120,000 shares of common stock were also granted. One half of the performance option (60,000 shares) will vest on the day on which the average stock price for 30 consecutive trading days has been equal to or greater than $4.50. One half of the performance option (60,000 shares) will vest on the day on which the average stock price for 30 consecutive trading days has been equal to or greater than $9.00.

•

and other benefits including (i) all paid holidays given by us to our officers and employees (ii) healthcare benefits available to employees or such other similar arrangement of similar cost as may be mutually agreed and (iii) a car allowance of $750 per month.

•	Mr. Martin remains a member of our Board, but has resigned as a member of the Joint Compensation and Options Committee and the Audit Committee.

•

Please refer to the “Director Compensation” section beginning on page 25 of this proxy statement for information regarding the compensation he received as a director prior to becoming President and Chief Executive Officer.

Overview

The Joint Compensation and Options Committee, which we sometimes refer to as the Compensation Committee, oversees our executive compensation program. In this role, the Compensation Committee annually reviews and approves all compensation decisions relating to our Named Executives.

Compensation Philosophy and Objectives

Our compensation philosophy for our Named Executives is based on the principles of competitive and fair compensation and is designed to link compensation for our Named Executives to sustained corporate and individual performance. We believe that the compensation of our executive officers should reflect their performance as a management team in achieving key long-term goals and short-term operating objectives, including:

•	successful completion of our clinical trials;

•	improvement of our market share, sales and long-term competitive advantage;

•	management of our resources, including cash and personnel;

•	further development of our technology pipeline; and

•	ultimately, attainment of an increased market price for our common stock.

We believe that the performance of our Named Executives in managing the Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that compensation for our Named Executives should not be based on the short-term performance of our common stock, whether favorable or unfavorable, but rather that the price of our common stock will, in the long-term, reflect our operating performance, and ultimately, the effectiveness of our Named Executives in managing the Company.

In executing our compensation policy for our Named Executives, we seek to reward each Named Executive’s achievement of designated objectives relating to our annual and long-term performance and each Named Executive’s individual fulfillment of responsibilities. While compensation survey data is a useful guide for comparative purposes—and the Compensation Committee referred to such data in its deliberations, we believe that a successful compensation program also requires the Compensation Committee to apply its subjective judgment and determination in assessing individual performance. Accordingly, the Compensation Committee applies its judgment to adjust and align each individual element of our compensation program within the parameters of the broader objectives of our compensation program.

Our compensation program for Named Executives is designed to achieve the following objectives:

•	attract, develop and retain qualified executives who are expected to contribute to our long-term success;

•

motivate Named Executives to achieve our overall financial and non-financial performance objectives, such as achieving necessary regulatory approvals, while also rewarding them for superior performance and individual contributions;

•

align the interests of Named Executives with the interests of our stockholders by securing the appropriate balance of strategic market expertise and continuity of our long-term strategies and goals; and

•	achieve equitable comparative compensation between each of the Named Executives and between the Named Executives on the one hand and the rest of our employees on the other.

We compensate our Named Executives based upon corporate and individual performance. Given the importance of our achievement of certain performance objectives, including progress relating to our ongoing clinical trials, revenues and continued financial and operational discipline, the Compensation Committee believes that the most appropriate means of linking executive compensation to our overall performance is to make the payment of annual cash incentive awards and the granting of options conditioned upon the achievement of specific and concrete performance milestones. Individual performance is evaluated by whether the Named Executive achieved individual performance objectives determined by the Compensation Committee after deliberation among the Committee members and consultation with the executive. For fiscal 2009, as a result of our corporate objective to conserve cash, we provided, and Mr. Davis agreed to accept, a portion of his incentive compensation in the form of stock awards.

Compensation Committee Methodology

To ensure that our compensation program for our Named Executives is competitive and fair, the Compensation Committee (i) utilizes its own subjective assessment of the compensation of each Named Executive and (ii) compares our compensation practices against survey data compiling the publicly available compensation data of a peer group of companies, or Peer Group, including Abiomed, Inc., Cerus Corporation, NeuroMetrix, Inc. and Possis Medical, Inc. The Compensation Committee also reviewed the National Association of Corporate Directors of 27 healthcare companies composite. The companies in our Peer Group were selected largely because they are of comparable size and industry classification and therefore are competitors in our effort to attract and retain qualified executives. In addition, to the extent that a compensation decision is being made in concert with the execution of a new or renewed employment agreement, additional pressure from actual and potential competitors and the bargaining process with the affected executive impact compensation as the Compensation Committee negotiates the agreement.

Components of Executive Compensation

The primary elements of our compensation program for our Named Executives are:

•	base salary;

•	annual bonuses based on corporate and departmental performance;

•	discretionary and performance-based cash compensation and equity awards in the form of stock options;

•	change in control and post-termination payments and benefits; and

•	Other employee benefits and perquisites.

Our Compensation Committee does not have any pre-established policies or targets for the allocation of these compensation elements. Instead, the amount of each element in comparison to the total compensation opportunity for each Named Executive is largely established by competitive factors that are based upon the Compensation Committee’s review of the survey data from our Peer Group.

In evaluating each Named Executive’s performance, the Compensation Committee generally:

•	sets Company and individual goals and objectives at the beginning of the fiscal year;

•	evaluates, and communicates to the Named Executive, its assessment of the Named Executive’s performance and contributions to the Company; and

•

reviews base salary levels and determines the proportion of total compensation attributable to cash incentive awards and stock compensation awards after taking into account its own subjective assessment and the comparative compensation practices of other companies in the Peer Group.

(a) Base Salary

We compete with many larger companies in attracting and retaining high-quality executive talent. As such, we believe that to remain competitive, our base salaries should be targeted between the 50th and 75th percentile of the range of salaries for executives in similar positions and with similar responsibilities at companies in our Peer Group. Base salaries are designed to provide Named Executives with a level of predictability and stability with respect to a portion of their total compensation package. In establishing base salaries for Named Executives, the Compensation Committee considers the responsibilities, performance, and historical compensation levels of the Named Executive. In addition, the Compensation Committee considers internal equity among executives and, by reviewing publicly available compensation information, the base salaries of executives at companies in our Peer Group. Finally, the Compensation Committee evaluates each Named Executive’s base salary in reference to the other components of the Named Executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Pursuant to the employment agreement currently in effect between us and our Chief Executive Officer, Francis J. Martin, Mr. Martin received a base salary of $260,000 effective when the employment agreement was entered into on May 20, 2009. Pursuant to the employment agreement currently in effect between us and our Chief Operating Officer and Chief Financial Officer, Richard E. Davis, Mr. Davis received a base salary of $359,000, less an agreed upon reduction of $35,900, for fiscal 2009. In February 2009, Mr. Davis was appointed Chief Operating Officer, in addition to being our Chief Financial Officer, but maintained the same base salary. These specific base salary amounts were determined after considering the factors described above and as part of arms-length negotiations between the Compensation Committee and Mr. Martin and Mr. Davis, respectively. If deemed appropriate by the Compensation Committee, base salaries are adjusted from time to time in order to reflect the promotion of a Named Executive or to realign salaries with the salaries of executives in comparable positions at companies in our Peer Group, after taking into account such factors as individual performance, scope of responsibility and experience.

(b) Performance-Based Cash Incentive Awards

It is our general philosophy that executives be rewarded for their achievement of the goals the Compensation Committee sets for them. Therefore, each Named Executive is eligible to receive an annual cash incentive award pursuant to the terms of such Named Executive’s employment agreement. These discretionary annual cash incentive awards are intended to compensate Named Executives for the achievement of both individual performance objectives and company-wide strategic, operational and financial goals, as well as to provide the Named Executive with added incentive to reach such objectives and goals. Individual performance objectives are generally determined in the first quarter of each fiscal year by our Board in consultation with the Named Executive. Company-wide strategic, operational and financial goals are determined by the Board with the assistance of management at the beginning of each year. Cash incentive awards are generally paid in the first quarter of each year after completion of the year-end audit. For fiscal 2009, as a result of our corporate objective to conserve cash, we provided, and Messrs. Martin and Davis agreed to, incentive compensation in the form of stock awards.

Pursuant to the terms of Mr. Martin’s employment agreement, Mr. Martin is entitled to receive an annual bonus in an amount of up to $25,000, with the exact amount of such annual cash bonus, if any, to be determined by the Board, in its sole discretion, after consultation with the Compensation Committee and/or Mr. Martin, as the Board deems appropriate, on an annual basis. In lieu of a cash bonus for fiscal 2009, the Compensation Committee, as a result of our corporate objective to conserve cash, awarded Mr. Martin a stock award of 5,208 shares valued at $25,000 on March 23, 2010.

Pursuant to the terms of Mr. Davis’ employment agreement, Mr. Davis is entitled to receive an annual cash incentive award of up to 30% of his then current base salary, provided that (i) Mr. Davis satisfies certain financial and other performance goals applicable to such fiscal year and (ii) the Company achieves certain profit targets applicable to such fiscal year, each as established in good faith by the Compensation Committee in consultation with our Chief Executive Officer, and Mr. Davis. Based upon partial achievement of the corporate objectives, and specifically as it related to the cash management of the Company, Mr. Davis received a cash incentive award equal to 10% of his base salary in fiscal 2009, which is equal to one-third of his potential bonus award or $35,900.

(c) Stock Option and Equity Incentive Programs

Performance-based compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program, which is currently administered by the Compensation Committee, is designed to align the long-term interests of our employees and our stockholders, and to assist in the retention of executives. The size of option grants is generally intended to reflect the executive’s position with us and his or her contributions to the Company, including success in achieving the individual performance criteria described above. When granting stock options, the Company has fixed the exercise price of such options at 100% of the fair market value of our common stock on the date of grant.

Our stock option program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our equity incentive program as a key retention tool. Due to the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is the best method of motivating our executive officers to manage the Company in a manner that is consistent with the interests of the Company and our stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to the Company to retain our executive officers and key employees, we realize that it is important to be able to utilize other forms of equity awards as and when we may deem it necessary. The Compensation Committee periodically evaluates other long-term programs that will continue to reward our executives and key employees and to better align the interests of our executives and key employees with the interests of our stockholders.

Mr. Martin

Effective February 9, 2009, we entered into an agreement with Mr. Martin to serve as our President and Chief Executive Officer. As part of that agreement, Mr. Martin received an option to purchase 30,000 shares of our common stock on February 9, 2009 at an exercise price of $0.81 per share. These options vested in full on February 9, 2010. On May 20, 2009, when Mr. Martin was appointed our permanent President and Chief Executive Officer, he was given an option grant to purchase 60,000 shares of our common stock on May 20, 2009 at an exercise price of $2.00 per share. These options vest in 48 equal monthly installments on each monthly anniversary of the date of grant. Performance options to purchase 120,000 shares of common stock were also granted. One half of the performance option (60,000 shares) will vest on the day on which the average stock price of our common stock for 30 consecutive trading days has been equal to or greater than $4.50. One half of the performance option (60,000 shares) will vest on the day on which the average stock price of our common stock for 30 consecutive trading days has been equal to or greater than $9.00. However, these options become immediately exercisable in the event of a change of control of the Company.

Mr. Davis

In relation to his promotion to Chief Operating Officer the Compensation Committee granted Mr. Davis options to purchase 30,000 shares of Company common stock on February 9, 2009 at an exercise price of $0.81 per share. These options vest in 48 equal monthly installments and are exercisable for a period of ten years from the date of grant. However, these options become immediately exercisable in the event of a change of control of the Company.

Except as described above, there is no set formula for the granting of options or other stock awards to our executives. However, it is our practice to make an initial equity-based grant to each executive upon commencement of employment, in an amount that is consistent with those granted to executive officers at companies in the Peer Group at similar levels of seniority and responsibility. In addition, we typically make an annual grant of equity-based compensation to executives at some point during each fiscal year. Discretionary equity-based grants may be made throughout the year to provide an incentive to achieve a specific goal or to reward a significant achievement.

(d) Change of Control and Post-Termination Payments and Benefits

Pursuant to the Davis employment agreement, we granted to Mr. Davis the right to receive certain lump sum payments and/or benefits upon (i) a change of control of the Company and/or (ii) the termination of the Named Executive’s employment in certain circumstances, each as described below under the heading “Termination of Employment and Change in Control Arrangements.” We believe that being able to offer such post-employment and change of control payments and benefits improved our ability to attract and retain our Named Executives. The change of control payments to which each Named Executive is entitled are “single trigger” payments, meaning that the payments can be made solely upon a change of control of the Company, whether or not the Named Executive’s employment with us is terminated. The rationale for this “single trigger” is to provide a financial incentive to each Named Executive that is designed to mimic the effect of a change of control on outstanding stock options.

(e) Other Employee Benefits and Perquisites

We maintain benefits that are provided to all of our employees, including our Named Executives and their eligible family members, including the following general health and welfare benefit plans: medical, dental, life, short-term and long-term disability, vision, and supplemental life insurance. Certain benefits are contributory, such as medical and dental. Others are paid entirely by us, such as short and long-term disability, group term life and accidental death and disability, or paid by employees, such as vision and supplemental life. There is no difference between the percentage paid to the Named Executives and our other employees.

In addition, all of our full-time employees, including the Named Executives, are eligible to participate in our 401(k) plan, which was adopted in 1996. Our employees must be 21 years of age or older and employed by us for at least one month in order to participate in the 401(k) plan. Employees may defer between 1% and 15% of their pay on an annual basis pursuant to the terms of the 401(k) plan. Executive officers are eligible to participate in our 401(k) plan. In any plan year, we may make matching contributions to each participant. In 2009, we did not make any such matching contributions.

Pursuant to the terms of Mr. Martin’s employment agreement, he is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays given by the Company to its officers and employees and he is entitled to a monthly automobile allowance of $750.

Pursuant to the terms of Mr. Davis’ employment agreement, he is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays.

We limit the perquisites that we make available to our Named Executives, particularly in light of recent developments with respect to abuses by other companies’ executives involving perquisites. Except as noted above, pursuant to the terms of their employment agreements, each of our Named Executives is entitled to the same perquisites as are provided in our plans and programs that apply to our employees generally.

Impact of Accounting and Tax on Form of Compensation

(f) Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

(g) Impact of Stock Compensation Expense

The Compensation Committee has considered the impact of the stock compensation expense on our use of equity incentives as a key retention tool. Because of the significant cost associated with options as compared to the potential value delivered, the Compensation Committee may elect to grant more efficient equity instruments instead of stock options. The Compensation Committee will regularly review its choice of equity instrument taking into account both tax and accounting considerations.

Joint Compensation and Options Committee Report

The Joint Compensation and Options Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Joint Compensation and Options Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Joint Compensation and Options Committee of the Board of Directors of NMT Medical, Inc.:

David L. West, Ph.D., M.P.H., Chair

Daniel F. Hanley, M.D.

James J. Mahoney, Jr

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 by our President and Chief Executive Office as of February 9, 2009, Mr. Martin, our former President and Chief Executive Officer, Mr. Ahern, and Mr. Davis who was our Chief Financial Officer and has also been our Chief Operating Officer since February 9, 2009. We refer to these executives as our “Named Executives” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Francis J. Martin(3)	2009	221,085	24,998	(4)	157,087	—	7,875	(5)	411,045
President and Chief
Executive Officer

John E. Ahern(3)(6)	2009	460,000	—		—	—	14,766	(7)	474,766
Former President and Chief	2008	460,000	—		23,099	55,200	31,853	(8)	570,152
Executive Officer	2007	416,000	—		215,829	55,000	16,587	(9)	703,416

Richard E. Davis	2009	323,100	31,900	(4)	9,071	35,900	—		399,971
Chief Operating Officer and	2008	359,000	14,080	(4)	19,249	—	—		392,329
Chief Financial Officer	2007	339,721	—		164,165	43,000	—		546,886

(1)	Reflects the fair value of stock and option awards on the grant date. Stock awards are based on the closing price of our common stock on the NASDAQ Capital Market on the grant date. Option awards are valued on the Black-Scholes option pricing model. For additional information regarding the assumptions used by us with respect to the valuation of option awards refer to Note 9—“Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008, and Note 10—“Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(2)	Reflects a payment pursuant to Mr. Ahern’s and Mr. Davis’ employment agreements upon the Joint Compensation and Options Committee determination of performance objectives attainment. Please see “Compensation Discussion and Analysis—Performance-Based Cash Incentive Awards” elsewhere in this proxy statement for additional information regarding Mr. Ahern’s and Mr. Davis’ performance-based cash incentive awards.
(3)	Mr. Ahern retired as President, Chief Executive Officer and Director effective February 9, 2009, and Mr. Martin, a member of our Board was appointed our President and Chief Executive Officer on that day.
(4)	A stock award of 5,208 shares was granted to Mr. Martin and a stock award of 6,646 shares was granted Mr. Davis, on March 23, 2010 for performance during fiscal 2009. A stock award of 22,000 shares was granted to Mr. Davis on March 17, 2009 in lieu of a performance-based cash incentive award for performance during fiscal 2008.
(5)	Consists of a monthly car allowance.
(6)	Mr. Ahern accepted an offer to rejoin our Board of Directors on March 3, 2010 following a recommendation of the Nominating and Corporate Governance Committee.
(7)	Consists of a car allowance of $1,500 covering the period of time when Mr. Ahern served as our President and Chief Executive Officer and $14,615.97 paid by the Company as a reimbursement for payments made by Mr. Ahern during 2009 for his health insurance policy with Cigna Healthcare.
(8)	Consists of a car allowance of $18,000 and $13,853 paid by the Company as a reimbursement for payments made by Mr. Ahern during 2008 for his health insurance policy with Cigna Healthcare.
(9)	Consists of a monthly car allowance effective October 18, 2007 of $3,692 and $12,895 paid by the Company as a reimbursement for payments made by Mr. Ahern during 2007 for his health insurance policy with Cigna Healthcare.

Fiscal 2009 Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards made to the Named Executives during the fiscal year ended December 31, 2009, or fiscal 2009:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on Grant Date(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name and Principal Position	Grant Date		Threshold ($)		Target ($)	Maximum ($)
Francis J. Martin	12/22/2008	(4)		(1)	$25,000		(1)	—		—		$—	$—	$—
	2/9/2009		—		—	—		—		30,000	(5)	0.81	0.81	13,606
	5/20/2009		—		—	—		—		60,000	(6)	2.00	2.00	70,811
	5/20/2009		—		—	—		—		60,000	(6)	4.50	2.00	40,208
	5/20/2009		—		—	—		—		60,000	(6)	9.00	2.00	32,462
	3/24/2010		—		—	—		5,208	(7)	—		—	4.80	24,998

John E. Ahern	1/29/2008	(4)		(1)	$—		(1)	—		—		$—	$—	$—

Richard E. Davis	12/22/2008	(4)		(1)	$107,700		(1)	—		—		—	—	—
	2/9/2009		—		—	—		—		20,000	(5)	0.81	0.81	9,071
	3/24/2010		—		—	—		6,646	(7)	—		—	4.80	31,901

(1)	Based on targets under “Compensation Discussion and Analysis—Performance-Based Cash Incentive Awards” set forth elsewhere in this proxy statement. Although each of Mr. Martin’s, Mr. Ahern’s and Mr. Davis’ employment agreement contains a stated maximum amount with respect to the annual performance-based cash incentive and equity awards that each named executive may receive, the Joint Compensation and Options Committee may, if in its reasonable discretion it determines that the applicable performance objectives were exceeded, award each named executive an amount greater than the stated target. There are no thresholds or maximum payment amounts.
(2)	The closing market price of the stock option awards is equal to the closing price of the common stock as reported by the NASDAQ Capital Market on the date of grant.
(3)	For additional information regarding the assumptions made in determining the aggregate grant date fair value of the option awards, refer to Footnote 9—“Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC.
(4)	The Board determined the targets for potential 2009 performance-based cash incentive and equity awards to be made to executives at a meeting held on December 22, 2008.
(5)	These options were granted under the Company’s Amended and Restated 2001 Stock Incentive Plan and vest in 48 equal monthly installments on each monthly anniversary of the date of grant.
(6)	These options were granted pursuant to the employment agreement entered into between Mr. Martin and the company on May 20, 2009. The options with an exercise price of $2.00 vest in 48 equal monthly installments on each monthly anniversary of the date of grant. The options with an exercise price of $4.50 vest when the average selling price of our common stock for 30 consecutive trading days has been equal to or greater than $4.50. The options with an exercise price of $9.00 vest when the average selling price of our stock for 30 consecutive trading days is has been equal to or greater than $9.00.
(7)	These shares were awarded to Mr. Martin and Mr. Davis for performance during fiscal 2009.

Employment Agreements

Francis J. Martin

Mr. Martin served on our Board since September 21, 2001 and has been employed by us since February 9, 2009 serving as our President and Chief Executive Officer. On May 20, 2009 we entered into an employment agreement with Mr. Martin covering a one-year term through April 13, 2010 with a one-year renewal. Under the Martin employment agreement, Mr. Martin will receive a base salary of $260,000 per year and is entitled to an annual performance-based cash award of up to $25,000. Mr. Martin was also granted a stock option to purchase 60,000 shares of our common stock, vesting in 48 monthly installments on each monthly anniversary of the date of grant. He was also granted a stock option to purchase 120,000 shares of our company stock subject to performance targets based on the daily closing price of our common stock. Mr. Martin is also entitled to benefits the company provides to its other employees including health and welfare plans, participation in our 401(k) plan, four weeks vacation and all company holidays. Mr. Martin will also receive a monthly auto allowance of $750.

Pursuant to the terms of the Martin employment agreement, Mr. Martin is entitled to receive an annual performance-based cash incentive award of up to $25,000. This award is at the discretion of the Board after consultation with the Joint Compensation Committee and/or Mr. Martin as the Board deems appropriate. In lieu of a cash bonus for fiscal 2009, the Compensation Committee, as a result of our corporate objective to conserve cash, with the agreement of Mr. Martin, awarded Mr. Martin a stock award of 5,208 shares valued at $24,998 on March 23, 2010, based on the closing price of our common stock on the date of the grant. This amount is about 10% of his base salary in 2009.

Please see “Termination of Employment and Change in Control Arrangements—Francis J. Martin” below for additional information regarding the potential post-termination and change in control payments that could have been made to Mr. Martin pursuant to the Martin employment agreement. Also, please see the discussion at the beginning of this “Compensation Discussion and Analysis” section in this proxy statement, which sets forth the material terms of the Martin employment agreement.

John E. Ahern

Mr. Ahern was employed by us from September 21, 2000 through February 9, 2009. The Ahern employment agreement provided for a term of employment commencing on October 18, 2007 and ending on June 30, 2009. Under the Ahern employment agreement, Mr. Ahern received a base salary of $460,000 per year and was entitled to receive an annual performance-based cash incentive award of up to 36% of his annual base salary then in effect for the relevant fiscal year, provided that Mr. Ahern satisfied certain financial and other performance goals applicable to such fiscal year to be established in good faith by the Compensation Committee in consultation with Mr. Ahern on an annual basis.

Pursuant to the terms of the Ahern employment agreement, we reimbursed Mr. Ahern on a monthly basis, net of taxes and required deductions, an amount equal to the payments made by Mr. Ahern for his health insurance policy with Cigna Healthcare, provided, however, that during the term of Mr. Ahern’s policy with Cigna Healthcare, Mr. Ahern was not entitled to any of the benefits provided to all of our employees as described above to the extent covered by Cigna Healthcare. In addition, during the employment term, Mr. Ahern was entitled to four weeks of paid vacation per year and all paid holidays given by the Company to its officers and employees. The Company also provided Mr. Ahern with a monthly automobile allowance of $1,500. Mr. Ahern also agreed not to compete with us for a period of one year after he ceases to be employed by us.

Please see “Termination of Employment and Change in Control Arrangements—John E. Ahern” below for additional information regarding the potential post-termination and change in control payments that could have been made to Mr. Ahern pursuant to the Ahern employment agreement.

Richard E. Davis

Mr. Davis has been employed by us since February 14, 2001. On August 5, 2009, we entered into a third amendment to the amended and restated employment agreement, dated May 20, 2004, between us and Mr. Davis which, together with the amended and restated employment agreement, we refer to herein as the Davis employment agreement, pursuant to which, among other things, increased his amount of vacation time to four weeks and extended the period of time options can be exercised following his termination. On February 9, 2009, Mr. Davis’ term of employment was extended until December 31, 2010 with automatic renewal for a period of one year in the event that the Company does not provide Mr. Davis with notice of non-renewal within a specified period of time.

Pursuant to the terms of the Davis employment agreement, Mr. Davis is entitled to receive an annual performance-based cash incentive award of up to 30% of his then-current base salary, provided that (i) Mr. Davis satisfies certain financial and other performance goals, which, during fiscal 2009, included goals related to our financial statements, manufacturing efficiencies and interaction with the investment community, and (ii) the

Company achieves certain profit targets applicable to the fiscal year, each as established in good faith by the Compensation Committee in consultation with Mr. Martin and Mr. Davis. For fiscal 2009, the Compensation Committee, as a result of our corporate objective to conserve cash, in consultation with Mr. Martin, and with the agreement of Mr. Davis, awarded Mr. Davis a stock award of 6,646 shares valued at $31,900 on March 23, 2010, based on the closing price of our common stock on the date of the grant. This amount is about 10% of his base salary in 2009.

Mr. Davis has agreed not to compete with us for a period of one year after he ceases to be employed by the Company.

Please see “Termination of Employment and Change in Control Arrangements—Richard E. Davis” below for additional information regarding the potential post-termination and change in control payments that may be made to Mr. Davis pursuant to the Davis employment agreement.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding outstanding option awards held by the Named Executives as of fiscal 2009:

	Option Awards
Name and Principal Position	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)
Francis J. Martin	2/1/2001	10,000	(2)	—	1.50	1/31/2011
	9/21/2001	5,000	(2)	—	3.01	9/20/2011
	6/28/2002	5,000	(3)	—	6.38	6/26/2012
	6/18/2003	9,000	(3)	—	4.19	6/17/2013
	6/22/2004	9,000	(3)	—	3.94	6/22/2014
	6/21/2005	9,000	(3)	—	9.49	6/20/2015
	6/15/2006	10,000	(3)	—	10.52	6/15/2006
	6/21/2007	10,000	(3)	—	11.69	6/21/2017
	6/18/2008	11,000	(3)	—	4.74	6/18/2018
	2/9/2009	—	(4)	30,000	0.81	2/9/2019
	5/20/2009	8,750	(5)	51,250	2.00	5/20/2019
	5/20/2009	11,666	(5)	48,334	4.50	5/20/2019
	5/20/2009	8,750	(5)	51,250	9.00	5/20/2019

John E. Ahern(6)	9/20/2000	23,062	(7)	—	2.16	9/20/2010	(6)
	10/24/2001	50,000	(7)	—	5.03	10/24/2011	(6)
	2/18/2002	50,000	(7)	—	7.07	2/18/2012	(6)
	3/5/2002	50,000	(7)	—	6.60	3/5/2012	(6)
	12/29/2002	75,000	(7)	—	3.03	12/29/2012	(6)
	2/19/2003	65,000	(7)	—	2.97	2/19/2013	(6)
	5/15/2005	12,500	(7)	—	7.80	5/15/2015	(6)
	7/6/2005	12,500	(7)	—	10.05	7/6/2015	(6)
	1/9/2006	25,000	(7)	—	17.01	1/9/2016	(6)
	1/10/2006	25,000	(7)	—	17.30	1/10/2016	(6)
	4/23/2007	10,000	(7)	—	15.72	4/23/2017	(6)
	5/4/2007	5,000	(7)	—	15.53	5/4/2017	(6)
	9/27/2007	6,750	(7)	—	8.00	9/27/2017	(6)
	10/18/2007	24,000	(7)	—	6.70	10/18/2017	(6)
	2/28/2008	12,000	(7)	—	4.03	2/28/2018	(6)

Richard E. Davis	10/24/2001	18,500	(7)	—	5.03	10/24/2011
	3/5/2002	30,000	(8)	—	6.60	3/5/2012
	7/30/2002	40,000	(7)	—	5.76	7/30/2012
	6/17/2003	20,000	(8)	—	4.19	6/17/2013
	9/21/2004	9,000	(8)	—	3.50	9/21/2014
	11/18/2005	19,000	(9)	—	16.34	11/18/2015
	7/31/2007	12,500	(8)	12,500	11.69	7/31/2017
	9/27/2007	3,375	(8)	3,375	8.00	9/27/2017
	2/28/2008	4,583	(7)	5,417	4.03	2/28/2018
	2/9/2009	4,166	(7)	15,834	0.81	2/28/2018

(1)	The expiration date of each option occurs 10 years after the date of grant of such option.
(2)	These options vest in 36 equal monthly installments beginning with the first month anniversary of the date of grant.
(3)	The options vest in full on the sixth month anniversary of the date of grant.
(4)	This option vests in full on the one year anniversary of the date of grant.

(5)	These options vest in full on the day which the Average Stock Price (defined as the Daily Closing Price) has been equal to or greater than the Option Exercise Price ($4.50 or $9.00) for the immediate preceding 30 trading days.
(6)	Per the terms of the Ahern settlement agreement, all of his unvested options became immediately vested upon his retirement and are exercisable through July 31, 2010. On March 13, 2010, Mr. Ahern agreed to rejoin the Board and the Board agreed to extend the exercise period of certain stock options granted to him with an Option Exercise Price below $7.08 per share from July 31, 2010 to one year following Mr. Ahern’s termination of service as a director, subject to the terms of the applicable option agreement.
(7)	These options vest in 48 equal monthly installments beginning with the first month anniversary of the date of grant.
(8)	These options vest in four equal annual installments beginning with the first year anniversary of the date of grant.
(9)	This option immediately vested on the date of grant, which was November 18, 2005

Option Exercises and Stock Vested During Fiscal 2009

Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Francis J. Martin	—	$—
John E. Ahern	—	$—
Richard E. Davis	—	$—

(1)	Represents the difference between the exercise price and the fair market value, determined as the closing price of the common stock as reported by the NASDAQ Capital Market, on the date of exercise. There were no exercises during 2009.

Termination of Employment and Change in Control Arrangements

Francis J. Martin

If (i) we terminate the Martin employment agreement for cause (as defined in the Martin employment agreement), (ii) Mr. Martin voluntarily terminates his employment with or without cause or (iii) Mr. Martin’s employment is terminated by the Company due to Mr. Martin’s death or disability, upon such termination, Mr. Martin will not be entitled to any further payments (other than base salary and benefits earned to the date of termination). Pursuant to the Martin employment agreement, in the event Mr. Martin dies during the term of his employment or a change of control of the Company occurs during such term, normal employee medical and dental insurance benefits shall be continued for a period of 12 months following the month in which such event occurs.

In the event that Mr. Martin is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination) his base salary for a period of 12 months from the termination date and all of his then exercisable options will remain exercisable for a period of one year.

In the event of a change of control of the Company, as defined in such agreement, Mr. Martin will be entitled to an immediate vesting of the stock options initially granted to him under this agreement.

John E. Ahern

On February 9, 2009, Mr. Ahern, announced his retirement as President and Chief Executive Officer and resigned from his position as a member of our Board. In connection with Mr. Ahern’s departure, the Ahern employment agreement was terminated without cause under Section 14(b) of such agreement, effective February 9, 2009, and we entered into the Ahern settlement agreement, dated February 11, 2009. Under the Ahern settlement agreement, Mr. Ahern has received or will receive, among other things, the following in connection with his departure:

•

compensation, including salary and a cash bonus for the fiscal year ended December 31, 2008 in the amount of $55,200, earned through the Ahern termination date, and all accrued and unused vacation pay in the amount of $35,385;

•	severance in the form of continued payment of Mr. Ahern’s annual salary, in the amount of $460,000, for a period of twelve (12) months following the Ahern termination date;

•

the acceleration of the vesting of all of Mr. Ahern’s unvested stock options, such that all such options became vested on the Ahern termination date and the extension of the exercise period associated with all of Mr. Ahern’s stock options through July 31, 2010; and

•	health benefits for a period of eighteen (18) months following the Ahern termination date.

Richard E. Davis

If (i) we terminate the Davis employment agreement for cause (as defined in the Davis employment agreement), (ii) Mr. Davis voluntarily terminates his employment with or without cause or (iii) Mr. Davis’ employment is terminated by the Company due to Mr. Davis’ death or disability, upon such termination, Mr. Davis will not be entitled to any further payments (other than base salary and benefits earned to the date of termination). Pursuant to the Davis employment agreement, in the event Mr. Davis dies during the term of his employment or a change of control of the Company occurs during such term, normal employee medical and dental insurance benefits shall be continued on an insured basis for each of Mr. Davis’ children who is under the age of 22 at the time of such event, Mr. Davis’ spouse and, in the case of a change in control of the Company, Mr. Davis for a period of 24 months following the month in which such event occurs. In addition, in the event the Company does not renew the Davis employment agreement in accordance with the terms thereof, normal employee medical and dental insurance benefits shall be continued on an insured basis for each of Mr. Davis’ children who is under the age of 22 at the time of such event, Mr. Davis’ spouse and Mr. Davis for a period of 12 months following the month in which the Davis employment agreement is no longer in effect.

In the event that Mr. Davis is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination) the following:

•	his base salary for a period of 12 months from the termination date; and

•

his performance-based cash incentive award for the fiscal year in which such termination is effected, as if Mr. Davis had served throughout such fiscal year and had satisfied the relevant goals for such fiscal year.

In order to reward Mr. Davis if there were a liquidity event for our stockholders, the amended and restated employment agreement, as amended to date, also provides for a cash payment to Mr. Davis in the event of a change of control of the Company, as defined in such agreement. Such cash payment is equal to a percentage ranging from 0.33% to 1.4% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Davis will vary based on the amount of the total deal consideration.

Potential Payments Upon Termination or Change in Control

The following tables describe the potential payments and benefits under each Named Executive’s employment agreement with the Company that the Named Executive would be entitled, or in the case of Mr. Ahern, would have been entitled to, upon (i) termination of employment or (ii) a change in control of the Company. The amounts shown assume that the termination or change in control was effective on December 31, 2009, the last business day of our fiscal year. The actual amounts which would be paid out to the executive can only be determined at the time of the executive’s actual departure. The actual amounts paid to Mr. Ahern, upon his departure, on February 9, 2009, are set forth in the beginning of this “Termination of Employment and Change in Control Arrangements” section.

The amounts shown in the table includes:

•	amounts payable under the Named Executive’s employment agreement; and

•	market value of stock vesting upon termination or change of control.

•	The amounts shown in the table do not include earned but unpaid salary and vacation.

Potential Post-Employment or Change in Control Payments—Francis J. Martin

Circumstance	Base Salary Continuation		Bonus	Benefits Continuation		Value of Accelerated Unvested Stock Options		Cash Payment	Total ($)
Involuntary Termination Without Cause	$260,000	(1)	$—	16,566	(2)	$—		—	$276,566
Death or Disability During Term Of Employment	—		—	16,566	(2)	—		—	$16,566
Change in Control	—		—	—		73,888	(3)	—	$73,888

(1)	Pursuant to the terms of Mr. Martin’s employment agreement, Mr. Martin is entitled to one year of base salary based on his then-current salary level.
(2)	Consists of medical and dental coverage for up to 18 months pursuant to Mr. Martin’s employment agreement, based on current premium rates.
(3)	Options granted at the signing of Mr. Martin’s employment agreement vest in full in the event of a change of control. The amount shown in this column is based on December 31, 2009 closing price of $2.47 per share of the Company’s common stock on the NASDAQ Capital Market. Many of Mr. Martin’s unvested stock options are priced higher than the December 31, 2009 closing price of $2.47 and are not currently in-the-money. Please refer to the 2009 Outstanding Equity Awards table for specific details.

Potential Post-Employment or Change in Control Payments—Richard E. Davis

Circumstance	Base Salary Continuation		Bonus		Benefits Continuation		Value of Accelerated Unvested Stock Options		Cash Payment		Total ($)
Involuntary Termination Without Cause	$359,000	(1)	$107,700	(2)	—		$26,284	(3)	—		$492,984
Death During Term Of Employment	—		—		35,072	(4)	—		—		$35,072
Non-Renewal of Employment Contract	—		—		17,536	(5)	—		—		$17,536
Change in Control	—		—		35,072	(6)	26,284	(3)	$108,150	-	$134,434	-
									$458,818	(7)	$485,102

(1)	Pursuant to the terms of Mr. Davis’ employment agreement, Mr. Davis is entitled to one year of base salary based on his then-current salary level.
(2)	Pursuant to the terms of Mr. Davis’ employment agreement, Mr. Davis is entitled to his annual cash incentive award for the fiscal year in which the termination is effected, as if Mr. Davis had served throughout such fiscal year and had satisfied the goals for such fiscal year.
(3)	All options granted under Mr. Davis’ employment agreement vest in full. All unvested options are assumed to have vested in full as of December 31, 2009. The amount shown in this column is based on December 31, 2009 closing price of $2.47 per share of the Company’s common stock on the NASDAQ Capital Market. Many of Mr. Davis’ unvested stock options are priced higher than the December 31, 2009 closing price of $2.47 and are not currently in-the-money. Please refer to the 2009 Outstanding Equity Awards table for specific details.
(4)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22 and Mr. Davis’ spouse for a period of 24 months, based on current premium rates.
(5)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22, Mr. Davis’ spouse and Mr. Davis for a period of 12 months, based on current premium rates.
(6)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22, Mr. Davis’ spouse and Mr. Davis for a period of 24 months, based on current premium rates.
(7)	Assumes that the total consideration paid by an acquirer in a change in control transaction is $32,772,686 based on (i) 13,268,294 shares outstanding at December 31, 2009 and (ii) December 31, 2009 closing price of $2.47 per share of the Company’s common stock on the NASDAQ Global Market. This payment is calculated by multiplying the transaction value ($32,772,686) by the range set forth in Mr. Davis’ employment agreement (0.33% to 1.4%).

DIRECTOR COMPENSATION

Cash Compensation

In each of fiscal 2009 and 2010, each non-employee director of the Company not otherwise compensated by the Company is entitled to receive $25,000 for their services as directors, except for the Chairman of our Board, who is entitled to receive $39,000 for his services as Chairman of the Board. In addition, (i) each director who serves on the Audit Committee is entitled to receive an additional $7,000, (ii) each director who serves on the Joint Compensation and Options Committee or Nominating and Corporate Governance Committee is entitled to receive an additional $5,000, and (iii) each director who serves as committee chairperson is entitled to receive an additional $4,000 for his or her service as a committee chairperson. All directors are entitled to receive reimbursement of travel expenses incurred in connection with their attendance at Board and committee meetings. In fiscal 2010, each non-employee director of the Company, except for Dr. West who has agreed to defer his compensation, elected to receive one half of their director compensation for 2010 in company stock, based on the closing price of the Company stock on the day of payment.

In fiscal 2009, each non-employee director agreed to reduce their $25,000 retainer to $12,500 for their services as directors. The Chairman of the Board, who receives $39,000 in 2010 for his services as Chairman of the Board, received $26,500 in 2009. In addition, in 2009 the Lead Director agreed to decline the additional $4,000 stipend for her services as Lead Director. The Compensation for service on each committee in 2010 is expected to be identical to the compensation received for serving on committees in 2009.

Stock Compensation

In 1996, the Board adopted, and the stockholders approved, the 1996 Stock Option Plan for Non-Employee Directors. In 2007, the Board adopted, and the stockholders approved, the 2007 Plan. In keeping with prior practice under the 1996 Stock Option Plan for Non-Employee Directors, the 2007 Plan provides for an option grant to purchase 20,000 shares of our common stock to each new non-employee director upon his or her initial election to the Board. Generally this option grant vests in equal monthly installments over a three-year period. In addition to this initial grant, immediately following each annual meeting of stockholders, each eligible director, other than any eligible director first elected to the Board within the 12 months immediately preceding and including such meeting, is granted an option to purchase 8,000 shares of our common stock as of the date of such meeting. In addition, following each annual meeting of stockholders, each eligible director who served as a member of a committee of the Board during the preceding year is granted an additional option to purchase (i) 2,000 shares of our common stock if such director served as chairperson of such committee or (ii) 1,000 shares of our common stock if such director did not serve as chairperson of such committee. The Director’s Plan expired by its terms in June 2006.

In addition, our Lead Director is granted an additional option to acquire 2,000 shares of our common stock, at an exercise price equal to the then fair market value of the common stock on the date of grant. The terms and conditions of this Lead Director grant will be substantially similar to our annual option grants made to our non-employee directors generally. The Lead Director grant will be in addition to any other option grant or other award that the Lead Director may otherwise be entitled to as a result of such director’s Board and committee membership and participation.

In addition, our Chairman of the Board is granted an additional option to acquire 5,000 shares of our common stock, at an exercise price equal to the then fair market value of the common stock on the date of grant. The terms and conditions of this Chairman of the Board grant will be substantially similar to our annual option grants made to our non-employee directors generally. The Chairman of the Board grant will be in addition to any other option grant or other award that the Chairman of the Board may otherwise be entitled to as a result of such director’s Board and committee membership and participation.

These annual option grants become fully vested six months after the date of grant. The exercise price of options granted under the Director’s Plan or under any applicable plan is equal to the fair market value of the common stock on the date of grant. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee, for the portion then exercisable, at any time within one year after the optionee ceases to serve as a director of the Company.

The following table sets forth the compensation paid to each of our non-employee directors in 2009.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Cheryl L. Clarkson	$28,500	$13,524	$42,024
Daniel F. Hanley, MD	$22,500	$11,443	$33,943
James E. Lock, MD(3)	$12,500	$—	$12,500
James J. Mahoney Jr.	$37,499	$16,645	$54,144
Francis J. Martin(4)	$20,500	$—	$20,500
David L. West, Ph.D., MPH	$20,500	$11,443	$31,943

(1)	The amounts included in the “Option Awards” column reflect the grant date fair value per the Black-Scholes option pricing model. For additional information regarding the assumptions used by us with respect to the valuation of option awards, refer to Footnote 9 – “Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC.
(2)	The following table shows the aggregate number of option awards, as well as the grant date fair value of the option awards, made during 2009.

Name	Aggregate Option Awards made during 2009 (#)	Grant Date Fair Value of Option Awards made during 2009 ($)
Cheryl L. Clarkson	13,000	$13,524
Daniel F. Hanley, MD	11,000	$11,443
James E. Lock, MD	—	$—
James J. Mahoney Jr.	16,000	$16,645
Francis J. Martin	—	$—
David L. West, Ph.D., MPH	11,000	$11,443

(3)	On April 14, 2009, we announced that Dr. Lock will not stand for re-election as a director of the Company. On May 19, 2010, we announced that Cheryl Clarkson will not stand for re-election as a director of the Company, reducing the number of board seats to seven.
(4)	On February 9, 2009 Mr. Martin was appointed as Interim President and Chief Executive Officer of the Company, replacing Mr. John Ahern. On April 14, 2009 we announced this appointment was permanent. Please see the Compensation Discussion and Analysis section of this proxy statement for the terms of employment and compensation he currently receives as an executive of the Company.

The following table shows the aggregate number of outstanding stock options held by each of our directors as of December 31, 2009. Option grants made to directors upon their initial election to the Board vest over a three-year period. Annual meeting option grants made to directors vest in full on the six-month anniversary of the date of grant:

Name	Stock Options Exercisable (#)	Stock Options Unexerciseable (#)
Cheryl L. Clarkson	91,000	—
Daniel F. Hanley, MD	65,000	—
James E. Lock, MD	29,300	—
James J. Mahoney Jr.	35,444	5,556
Francis J. Martin	107,166	180,834
David L. West, Ph.D., MPH	24,333	6,667

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance as of December 31, 2009 under the Company’s equity compensation plans, including the 1996 Stock Option Plan, the 1998 Stock Incentive Plan, the 2001 Stock Incentive Plan and the 2007 Stock Incentive Plan. All of the Company’s equity compensation plans were adopted with the approval of its stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	1,970,210	$6.24	545,352
Equity compensation plans not approved by security holders	—	—	—

Total	1,970,210	$6.24	545,352

(1)	Includes 2,740 shares of common stock issuable under the 2001 Stock Incentive Plan and 542,612 shares of common stock issuable under the Company’s 2007 Stock Incentive Plan.

PROPOSAL 2—RATIFICATION OF THE SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although stockholder approval of the Audit Committee’s selection of Deloitte & Touche is not required by law, the Audit Committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, the Audit Committee may reconsider its selection.

A representative from Deloitte & Touche is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS BELIEVES THAT RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009 and has discussed these financial statements with our management and our independent registered public accounting firm, Deloitte & Touche. Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Deloitte & Touche is responsible for conducting an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.

In response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of our system of internal control over financial reporting for the year ended December 31, 2009. The Audit Committee provided oversight and guidance to management and financial personnel during the testing and evaluation process. In connection with this oversight, both management and Deloitte & Touche regularly provided updates to the Audit Committee at Audit Committee meetings. At the conclusion of the process, management presented to the Audit Committee for its review a report on the effectiveness of our internal control over financial reporting. The Audit Committee will continue to oversee the efforts pertaining to internal control over financial reporting and management’s preparations for the evaluation of internal controls in the fiscal year ending December 31, 2010.

The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche provided the Audit Committee with the written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with Deloitte & Touche their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of NMT Medical, Inc.:

James J. Mahoney Jr., Chair

Cheryl L. Clarkson

Daniel F. Hanley M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Auditors’ Fees

The following table summarizes the fees of Deloitte & Touche, our independent registered public accounting firm, billed to the company for each of the last two fiscal years.

Fee Category	Fiscal Year 2009	Fiscal Year 2008
Audit Fees(1)	$514,000	$433,000
Audit Related Fees(2)	10,000	—
Tax Fees(3)	167,000	302,000
All Other Fees	—	—

	$691,000	$735,000

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements, which are not reported under “Audit Fees.”
(3)	Tax fees consist of tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of European subsidiary returns, consultation on state sales tax compliance issues and European VAT compliance, accounted for all of the total tax fees billed in fiscal 2009 and fiscal 2008. None of the tax fees billed in fiscal 2009 and fiscal 2008 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

ADDITIONAL INFORMATION

Matters to be Considered at the Meeting

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. The Company will also request that brokerage houses, custodians, nominees and fiduciaries all forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting such proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625, (617) 737-0930. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Stockholder Proposals for 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company at its principal offices, 27 Wormwood Street, Boston, Massachusetts 02210-1625 no later than February 22, 2011 in order to be considered for inclusion in the proxy statement for that meeting.

If a stockholder of the Company wishes to present a proposal before the 2011 Annual Meeting of Stockholders but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by May 8, 2011. If a stockholder fails to provide timely notice of a proposal to be presented at the 2011 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

Telephonic Voting

If you own your shares of our common stock of record, you may vote your shares telephonically by calling 1-800-PROXIES (1-800-776-9437) and by following the instructions on the enclosed proxy card. Proxies submitted by telephone must be received by 11:59 p.m. Eastern Time on July 26, 2010.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors,

Richard E. Davis, Secretary

June 22, 2010

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE (OR VOTE YOUR SHARES BY TELEPHONE). PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN IF YOU HAVE SENT IN YOUR PROXY CARD.

NMT MEDICAL, INC.

ANNUAL MEETING OF STOCKHOLDERS—JULY 27, 2010

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Francis J. Martin and Richard E. Davis, and each of them, with power of substitution and revocation, as Proxies to represent and vote as designated hereon all the shares of stock of NMT MEDICAL, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at our offices located at 27 Wormwood Street, Boston, Massachusetts 02210, on Tuesday, July 27, 2010 at 2:00 p.m., Boston, Massachusetts time, and at any adjournment thereof.

UNLESS VOTING YOUR SHARES BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS:

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PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

You may enter your voting instructions at 1-800-PROXIES up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date.

ANNUAL MEETING OF STOCKHOLDERS

NMT MEDICAL, INC.

July 27, 2010

Please date, sign and mail your

proxy card back as soon as possible.

Please detach and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

PROPOSAL 1—Election of Directors:

NOMINEES
☐ FOR ALL NOMINEES	O Francis J. Martin
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Richard E. Davis
☐ FOR ALL EXCEPT (See instructions below)	O John E. Ahern
O Daniel F. Hanley, M.D.
O Paul H. Kramer, M.D.
O James J. Mahoney, Jr.
O David L. West, Ph.D., M.P.H.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

	FOR	AGAINST	ABSTAIN
PROPOSAL 2—
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder                                               Date:

Note:	This proxy card must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.